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                                                                    EXHIBIT 10.2

                              PUBLISHING AGREEMENT
                               (Equity Partners)

                                      For

                                   MAX PAYNE

                                       By

                                      And

                                    Between

                        GATHERING OF DEVELOPERS I, LTD.

                                      And

                        APOGEE SOFTWARE, LTD./3D REALMS







                              Effective May 8,1998


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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1  DEFINITIONS ....................................................    1

ARTICLE 2  LICENSES .......................................................    4

ARTICLE 3  GAME DEVELOPMENT, TESTING AND ACCEPTANCE PROCEDURE .............    7

ARTICLE 4  GATHERING DEVELOPMENT ASSISTANCE ...............................    9

ARTICLE 5  DELIVERABLES ...................................................    9

ARTICLE 6  ADVANCE ROYALTY, ROYALTIES, SUBLICENSING FEES ..................   10

ARTICLE 7  PAYMENTS, REPORTS ..............................................   13

ARTICLE 8  MARKETING EFFORTS ..............................................   14

ARTICLE 9  INTELLECTUAL PROPERTY ..........................................   15

ARTICLE 10 PORTS, ADD-ONS AND TRANSLATIONS ................................   16

ARTICLE 11 MERCHANDISE, NON-INTERACTIVE MEDIA-DERIVATIVES .................   17

ARTICLE 12 CONFIDENTIAL INFORMATION .......................................   18

ARTICLE 13 REPRESENTATIONS AND WARRANTIES .................................   19

ARTICLE 14 INDEMNIFICATION ................................................   20

ARTICLE 15 DISCLAIMER/LIMITATION OF LIABILITY .............................   22

ARTICLE 16 THIRD PARTY INFRINGEMENT .......................................   22

ARTICLE 17 TERM ...........................................................   22

ARTICLE 18 DEFAULT/TERMINATION ............................................   23

ARTICLE 19 TECHNICAL SUPPORT ..............................................   25

ARTICLE 20 MISCELLANEOUS ..................................................   25


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                        GATHERING OF DEVELOPERS 1, LTD.

                              PUBLISHING AGREEMENT
                               (Equity Partners)

         This Agreement (this "Agreement") is made this 29th day of March, 1999 and deemed effective as of May 8, 1998, by and between Gathering of Developers I, Ltd., a Texas limited partnership, having its principal place of business at 2700 Fairmount Street, Dallas, Texas 75201 ("Gathering"), and Apogee Software, Ltd./3D Realms, a Texas limited partnership, having its principal place of business at 3960 Broadway, Garland, Texas 75043 ("Developer").

                                  WITNESSETH:

         WHEREAS, Gathering is a publisher of interactive video games and related products; and

         WHEREAS, Developer is a developer of interactive video games and related products as well as a limited partner in Gathering; and

         WHEREAS, Gathering and Developer are parties to that certain Amended and Restated Agreement Regarding Rights to Computer Games executed in 1998, as amended (the "Rights Agreement"), pursuant to which Gathering has exercised its option to publish the video game and related products described herein; and

         WHEREAS, pursuant to the Rights Agreement, upon exercise by Gathering of its option to publish a particular video game developed by or on behalf of Developer, the parties are to enter into a publishing agreement;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Gathering and Developer hereby agrees as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         When used in this Agreement, the terms in this Article 1 shall be defined as follows:

1.1      "Add-Ons" shall have the meaning assigned to such term in Section 2.3

1.2      "Advance Adjustment" shall have the meaning assigned to such term in
Section 6.1.

1.3 "Alternative Sales" shall mean all methods or means pursuant to which the Game is sold by or on behalf of Gathering outside of the standard retail channels, as such term is used in accordance with prevailing industry standard. Alternative Sales shall include without limitation Online sales; direct sales via telephone, mail or fax; electronic delivery; shareware containing the encryption of the full version of the Game unlocks; bundling/OEM sales; specialty mail order catalogs; etc.


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1.4      "Advance Royalty" shall have the meaning assigned to such term in
Section 6.1.

1.5 "Alternative Sale Royalty" shall have the meaning assigned to such term in Section 6.2(a)(ii).

1.6      "Collateralized Units" shall have the meaning assigned to such term in
Section 6.2(C).

1.7 "Confidential Information" shall have the meaning assigned to such term in Article 12.

1.8      "Beta Testing" shall have the meaning assigned to such term in
Section 3.3.

1.9      "Defaulting Party" shall have the meaning as assigned to such term in
Section 18.1.

1.10 "Deliverables" means the binary code for the Game together with Developer's notes, plans, artwork and any other documentation (including (i) the Manual Deliverables as set forth in Section 5.2; and (ii) other deliverables as set forth on the Development Schedule), media or other materials developed by or on behalf of Developer, in conjunction with the Game and which may be necessary or useful to Gathering in connection with the Use (as defined in Section 2.1) of the Game by or on behalf of Gathering.

1.11 "Derivative Work" means a work that is derived from the Game such that the Use thereof would infringe upon the intellectual property rights in the Game; provided, however, that a work shall not be deemed a Derivative Work solely because it uses a character or likeness included in the Game but owned by a party other than Developer.

1.12     "Developer Testing" shall have the meaning assigned to such term in
Section 3.2.

1.13 "Development Schedule" means the planned schedule for the development of the Game and the Deliverables, Delivery Dates and milestones associated therewith, as agreed upon in writing by Gathering and Developer in accordance with Article 3.5, 3.6, and as more specifically outlined on the Development Schedule or, if applicable, Exhibit B hereto.

1.14 "Equity Developer" means a Developer that holds an equity interest in Gathering.

1.15 "Game Unit(s)" means the physical media by which the Game, or any Ports or Add-Ons related thereto, as the case may be, are distributed to consumers. Game Units include, but are not limited to, Game cartridges, tapes, CD ROMs, DVD ROMs, or any other media utilized for a particular Platform now or in the future.

1.16 "Game" means the electronic interactive computer software and/or video game developed by or on behalf of Developer, as more fully described on Exhibit A hereto, and any translations or portions thereof derived therefrom, and the underlying intellectual property, including, but not limited to, binary code, patents, trademarks, trade names, likenesses and licenses. For purposes of this Agreement, in the event that any Ports and/or Add-Ons derived from the Game are developed pursuant to Article 10 and published by or on behalf of Gathering, such Port and/or Add-On will be referred to herein as a "Game;" provided, however, that in the event that the terms of this Agreement conflict with the terms and conditions set forth in the Development Schedule, Marketing Plan and/or Marketing Budget for such Port or Add-On, as agreed upon by the parties hereto (collectively, the "New Plans"), the terms and conditions set forth in the New Plans shall control so that this Agreement and the New Plans are read together as one contract.


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1.17     "Initial Wholesale Price" shall have the meaning assigned to such term in Section 6.6.

1.18     "Interest Rates" shall have the meaning assigned to such term in
Section 7.3.

1.19     "Manual Deliverables" shall have the meaning assigned to such term in
Section 5.2.

1.20     "Marketing Budget" shall have the meaning assigned to such term in
Section 8.1(A).

1.21 "Manual" shall mean a document which describes in English the operation and functions of the Game and contains instructions related thereto. The Manual shall be written in a style reasonably calculated to be understood by an English reading end-user with reasonable computer experience and shall contain readable information sufficient to enable such end-user to use the Game as it was intended to be used.

1.22 "Net Revenues" shall have the meaning set forth in Sections 6.2(B), as the case may be.

1.23 "Non-Collateralized Units" shall have the meaning assigned to such term in Section 6.2(C).

1.24     "Non-Defaulting Party" shall have the meaning assigned to such term in
Section 18.1.

1.25 "Platform" shall mean the hardware/software platform device on which Game Units are played, including but not limited to (i) personal computers (with each operating system, including, but not limited to, Windows(TM) and Macintosh(TM), constituting a Platform); (ii) game console platforms (including, but not limited to, Sega Genesis(TM), Sega Dreamcast(TM), Nintendo(TM) and Sony Playstation(TM); (iii) arcade machines (whether stand-alone, dedicated or networked); and (iv) any method whereby the Game is accessed and/or played over the Internet, cable or satellite distribution service. "Initial Platform" shall mean the Platform for which a Game is first developed.

1.26 "Port" means a modification of the Game so that it will run on a Platform other than the Initial Platform, including without limitation the creation of an "on-line" version of the Game to be played over the Internet.

1.27     "Reserve Basket" shall have the meaning assigned to such term in
Section 6.5.


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1.28     "Rights Agreement" shall have the meaning assigned to such term in the preamble of this Agreement.

1.29     "Royalty" shall have the meaning assigned to such term in
Section 6.2(A).

1.30     "Standard Royalty" shall have the meaning assigned to such term in
Section 6.2(A)(i).

1.31 "Translation" means a modification of the Game for play in a language other than English.

1.32 "Unapproved Deliverables" shall have the meaning assigned to such term in Section 3.4(A).

                                    ARTICLE 2
                                    LICENSES

2.1 Subject to the terms of this Agreement, Developer hereby grants to Gathering the exclusive worldwide right and license (including the right to sublicense) to, on its behalf or at its direction, use, reproduce, manufacture, package, Port, advertise, publish, market, modify, sell, distribute, bundle/OEM sales, and display (publicly or otherwise) (collectively, "Use") the Game and any Translations thereof and any Add-Ons related thereto for use on any Platform. The foregoing license includes the right and license to distribute the Game utilizing any Game Unit or via any method of distribution, electronic or otherwise, including, but not limited to dedicated machines, satellite, cable and the Internet.

2.2 Subject to the terms of this Agreement, Developer hereby grants to Gathering a nonexclusive, worldwide right and license (with right to sublicense) to utilize the copyrights, trademarks, patents and other proprietary information owned or licensed by Developer in connection with the Game.

2.3      Subject to the terms of this Agreement, Subject to the provisions of
Article 10 hereof, Developer hereby grants to Gathering the exclusive, worldwide right and license (including right to sublicense) to develop, have developed, use, reproduce, manufacture, Port, package, market, publish, advertise, modify, sell, distribute and display add-ons, expansion packs, mission packs, level packs and/or edited levels (collectively, "Add-Ons") for, or related to the Game, as more fully described in Article 10; provided, however, that such Use must be, in accordance with the prior approval of Developer.

2.4 Subject to the terms of this Agreement, Developer hereby grants to Gathering the exclusive, worldwide right and license (including right to sublicense) to develop and Use the Manual Deliverables, as provided to Gathering by or on behalf of Developer pursuant to Section 5.2, in such a way as to create (including layout, printing, etc.) a Manual, or any translation thereof, to be used in conjunction with the Game; provided, however, that Developer shall have the right to approve the final version of the Manual, such approval not to be unreasonably withheld.


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2.5      Subject to the terms of Agreement, Developer hereby grants to Gathering the rights as to merchandising, hint books and strategy guides as set forth in
Article 11.

2.6 Subject to the terms of Agreement, Developer hereby grants to Gathering the exclusive, worldwide right and license (including right to sublicense) to Use, on its behalf or at its direction, a sequel to the Game in accordance with the terms and conditions of the most current, standard form of publishing agreement then used by Gathering with other game developers; provided, however, that the right to such sequel shall terminate on and must be exercised by Gathering by the later to occur of (a) the fifth (5th) anniversary of the execution date of the Rights Agreement; or (b) the third (3rd) anniversary of the actual release date of the Game. Notwithstanding anything to the contrary in this Section 2.6, Developer only grants to Gathering the rights set forth in this Section 2.6 for the initial sequel to Game referred to on Exhibit A to this Agreement, not any additional sequels thereto.

2.7 Notwithstanding Gathering's rights in Section 2.1 through 2.3, Developer reserves the following rights, which may be exercised in Developer's sole discretion:

         (A)      With Respect to Shareware.

                  (i) Developer may develop shareware versions of a Game and distribute such shareware versions, prior to and after the release of the Game, to end-users by non-retail shareware distribution through electronic distribution and distribution by magazine cover disk, shareware catalog and similar methods typical of the shareware industry; provided, however, that in no event shall (x) the shareware version distributed by Developer include more than 20% of the levels of the Game included on the Gold Master Version of the Game; and (y) such shareware shall be offered free of charge and result in no financial benefit to Developer or any other party.

                  (ii) In the event Developer wishes to bundle or undertake OEM sales of a shareware version of the Game, with respect to each bundling/OEM sales agreement of such shareware, Developer shall notify Gathering in writing of the terms and conditions regarding such opportunity. Gathering shall have ten (10) business days from receipt of such notice to either (i) agree to undertake the bundling/OEM sales of such shareware version as Alternative Sales, pursuant to the same terms and conditions as set forth in Developer's notice, or (ii) allow Developer on its own behalf to undertake the bundling/OEM sales of such shareware version in accordance with the terms and conditions as set forth in Developer's notice; provided, however, that such sales by Developer shall not cause Gathering (or any of its affiliates) to be in violation of any of its co-publishing or distribution agreements, including without limitation, any agreement between Gathering and Take Two Interactive Software, Inc. (or any of its affiliates).


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         (B)      With Respect to Direct Sales by Developer.

                  (i) In addition to Gathering's rights to undertake, on its own behalf, client sales, in the event Developer wishes to market, distribute, license and sell the Game, Add-Ons and/or other products developed by Developer or Publisher pursuant to this Agreement, by direct mail distribution worldwide ("Direct Sales"), Developer shall notify Gathering in writing of its intent to undertake Direct Sales, and Gathering shall have ten (10) business days from receipt of such notice to either (y) undertake such Direct Sales on behalf of Developer as Alternative Sales (i.e., Developer, at its sole cost, shall undertake the advertising and marketing of the Direct Sales efforts and shall route all inquiries, responses, orders and/or payments in response thereto to Gathering, and Gathering shall sell the item via Alternative Sales; or (y) allow Developer to undertake such Direct Sales on its own behalf in accordance with the prices set forth in Section 2.7(B)(ii); provided, however, that such sales by Developer shall not cause Gathering (or any of its affiliates) to be in violation of any of its co-publishing or distribution agreements, including without limitation, any agreement between Gathering and Take Two Interactive Software, Inc. (or any of its affiliates).

                  (ii) In the event Gathering exercises its rights as set forth in Section 2.7(B)(i)(y), then upon written request and at Developer's sole, cost and expense, Gathering shall provide Developer with Units of such Game, Add-On or other product published by or on behalf of Gathering pursuant to this Agreement at Gathering's cost of goods sold plus $2.00 per Unit. In no event shall Direct Sales made by Developer in accordance with Section 2.7(B)(i)(y) or payments made to Gathering by Developer therefor be included in any Royalty or Alternative Sale Royalty calculations under this Agreement.

         (C) With respect to any Game which contains a level editor, Gathering may distribute such level editor only on the same media with the Game as provided or approved by Developer. Gathering shall only authorize and sub-license end-users to create levels or Add-Ons for a Game using such level editor.

         (D) No license is granted with respect to the Game engine by Developer other than in connection with the license to a Game, Port or Add-On hereunder.

2.8 No other rights, express or implied, are granted by one party to the other party other than the license rights specified in this Agreement,


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                                   ARTICLE 3
               GAME DEVELOPMENT, TESTING AND ACCEPTANCE PROCEDURE

3.1 Developer will use reasonable commercial efforts to develop and finalize the Game pursuant to the delivery dates or milestones identified in the Development Schedule. If so requested by or on behalf of Gathering, Developer shall provide Gathering with a written monthly report summarizing the status of Game development which shall include information reasonably requested by Gathering, including without limitation a rolling forecast of the dates upon which the remaining milestones will be met by or on behalf of Developer. Developer shall provide to Gathering at any reasonable time, upon Gathering's request, demonstration materials for the Game to be used by or on behalf of Gathering for purposes of facilitating Gathering's Use of the Game pursuant to this Agreement.

3.2 Developer, at its sole cost and expense, shall conduct reasonable "bug testing" and "game play testing", specifically excluding translation errors, of each version of the Game, prior to such version being delivered to Gathering, and provide to Gathering, with delivery of such version of the Game, a written report of (a) any "bugs" or problems with the "game play" found during testing;
(b) features known to be missing or inoperative from such version; and (c) a report of the number of hours spent testing the delivered version (the "Developer Testing"). Notwithstanding anything to the contrary in this Section 3.2, Developer may, in writing, request Gathering to conduct the Developer Testing on Developer's behalf. In the event that Gathering accepts Developer's request, such acceptance not to be unreasonably withheld, Gathering shall conduct, or have conducted, all reasonable Developer Testing and Developer shall, upon written request, repay any and all of Gathering's reasonable direct and indirect costs associated therewith to the extent that such costs exceed (i) Gathering's ordinary overhead and operating costs for the month immediately preceding such request, less (ii) any costs associated with Developer Testing that Gathering may, from time to time, undertake on behalf of other developers or for other games. In the event that Developer fails to repay Gathering for such costs, Gathering, at its sole discretion, may deduct an amount equal to such due and unpaid amount from any Royalty or other payments otherwise due Developer pursuant to this Agreement. .

3.3 Gathering shall reasonably test the Beta Version of the Game delivered to it by or on behalf of Developer for compatibility evaluation and, if requested in writing by Developer, may test the Beta Version of the Game for bugs (the "Beta Testing"). Gathering shall conduct reasonable compatibility evaluation of the Game at its sole cost and expense. If applicable and in the event the reasonable costs for the Beta Testing conducted by or do behalf of Gathering exceed Gathering's normal costs and expenses with respect to product support technicians and materials that Gathering may, from time to time, employ on a regular basis, Developer shall pay to Gathering an amount equal to such reasonable additional costs incurred by or on behalf of Gathering as are reasonably necessary to hire additional personnel or obtain additional equipment or services in accordance with prevailing market price to undertake the Beta Testing for the Game (the "Testing Costs").

3.4      (A)      After delivery to Gathering by Developer of the Beta version or Gold Master version of the Game, as applicable (collectively "Unapproved Deliverables"), Gathering will have thirty (30) calendar days to examine and test such Unapproved Deliverable to determine whether it conforms to its specifications and whether it is, in Gathering's reasonable and sole judgment, complete and free from material error. Gathering will notify Developer of Gathering's acceptance or rejection of the Unapproved Deliverable and, in case of any rejection, will provide Developer with a reasonably detailed list of deficiencies in the Unapproved Deliverable. If Gathering fails to notify Developer of Gathering's acceptance or rejection within such period, Developer may request Gathering to provide it with written acceptance or rejection of such Unapproved Deliverable. If Gathering does not provide such written acceptance or rejection no later than ten (10) business days after receipt of Developer's request, such Unapproved Deliverable automatically will be deemed accepted.


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         (B)      In the event of a rejection, Developer will use its good
faith, best efforts to correct the deficiencies (including, without limitation, any material bugs and deficiencies that affect "game play" and/or compatibility) and will resubmit such Unapproved Deliverable, as corrected, within thirty (30) calendar days of Gathering's rejection. Gathering will either accept or reject the corrected Unapproved Deliverables in accordance with subparagraph 3.4(A). This procedure will continue until Gathering either accepts the Unapproved Deliverable or elects to terminate this Agreement pursuant to Section 18.3(A).

3.5 Upon execution of this Agreement, Gathering and Developer shall in good faith negotiate and agree in writing upon the Development Schedule for the Game which shall set forth, among other things, the planned schedule for the development of the Game and the Deliverables, Delivery Date and milestones associated therewith. In the event that Developer and Gathering cannot agree upon a Development Schedule on or before the sixth month following execution of this Agreement, the Default Game Development Schedule set forth in Exhibit B hereto shall automatically become the Development Schedule for purposes of this Agreement.

3.6 Notwithstanding anything to the contrary in this Agreement, with respect to the review and assessment of the Deliverables and Developer's compliance with the milestones set forth on the Development Schedule, the Board of Developers of Gathering shall review and determine the status/acceptability of the design document for the game (or similar materials) provided to Gathering by Developer, the Alpha version of the Game, the Beta version of the Game and the Gold Master version of the Game. The Executive Committee of Gathering's general partner, Gathering of Developer, Inc., shall review and determine the status/acceptability of the other Deliverables and Developer's compliance with the milestones set forth in the Development Schedule. In the event that the Executive Committee reasonably determines that the Board of Developer's input is required in order to adequately review or comment as to the status or acceptability of a Deliverable or Developer's compliance with a milestone, the Executive Committee may confer with the Board of Developer's with respect to such other milestones or Deliverable, as it deems necessary. Notwithstanding anything to the contrary in this Agreement, any person involved in the review of the Deliverables and/or Developer's compliance with milestones set forth in the Development Schedule shall be bound by the confidentiality provisions set forth in this Agreement.


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                                   ARTICLE 4
                        GATHERING DEVELOPMENT ASSISTANCE

4.1 Subject to Developer's payment of any applicable fee, as described below, Gathering will make available to Developer, on an as available basis, use of any sound recording facilities, motion capture studios, CAD tools, test or simulation equipment owned or operated by or on behalf of Gathering and made available generally to Equity Developers.

4.2 The fees to be paid by Developer, if any, for the assistance provided by or on behalf of Gathering pursuant to this Article 4 shall be as set by or on behalf of Gathering for all Equity Developers from time to time. Developer shall be primarily responsible for and shall indemnify, defend and hold harmless Gathering and its partners, directors, officers, employees, agents and/or contractors from and against any and all costs, damages, liabilities and expenses incurred by or on behalf of Gathering and resulting from Developer's use of facilities, other than normal wear and tear, provided by or on behalf of Gathering pursuant to Section 4.1.

4.3      Developer's access to the facilities and assistance listed in Section
4.1 shall be subject to the scheduling and reasonable restrictions on access as may be imposed by or on behalf of Gathering from time to time. Developer acknowledges that other parties may be contemporaneously utilizing Gathering's facilities and agrees to cooperate with Gathering in the scheduling of access to and use of Gathering's facilities.

4.4      Gathering shall provide product testing of the Game as set forth in
Article 3.

                                   ARTICLE 5
                                  DELIVERABLES

5.1 Developer shall deliver to Gathering all Deliverables pursuant to the Development Schedule. Pursuant to Section 3.4, Developer shall promptly correct at its sole cost and expense any material bugs affecting Game play and/or other deficiencies identified by the testing of the Game and shall conduct at its sole expense any other reasonable rectification requested by or on behalf of Gathering, and promptly provide Gathering with the de-bugged, rectified version of the Game. For a period of one (1) year after first commercial sale of the Game, Developer shall continue to diligently fix, at its sole cost and expense, any bugs that materially affect the Game or "Game Play".

5.2 Developer, at its sole cost and expense, shall deliver on a timely basis to Gathering all reasonable and adequate text (unformatted) and any supporting pictures, screen shots, animes and other graphics (the "Manual Artwork") as may be reasonably requested, from time to time, by Gathering to be used by or on behalf of Gathering to create a manual that will be distributed in conjunction with the Game (the "Manual Deliverables"). Additionally, Developer shall have the option, but not the obligation, to create and provide to Gathering all of the printed advertising, final packaging of the Game and materials related thereto (the "Advertising Materials") as are necessary, as determined by Gathering, for Gathering to properly Use the Game; provided, however, that Developer (i) must notify Gathering of its election to create and provide all of such Advertising Materials not less than nine (9) months prior to the scheduled delivery (pursuant to the Development Schedule) of the Gold Master version of the Game, and (ii) deliver the Advertising Materials not less than sixty (60) days thereafter. If Developer does not timely (x) notify Gathering of its intent to create and supply the Advertising Materials, or (y) supply the Advertising Materials to Gathering pursuant to this Section, Developer shall be have deemed to have declined its option to provide such materials and Gathering shall have the sole right to provide the Advertising Materials, the format and content of which shall be subject to the approval of Developer, such approval not to be unreasonably withheld.


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5.3      In the event that Developer fails to deliver a Deliverable referred to in this Agreement to Gathering on or before the Delivery Date specified for such Deliverable pursuant to the Development Schedule and Gathering or some other party has entered or enters into an obligation whereby Gathering, either directly or indirectly (e.g., via indemnification or contribution) will be fined, assessed, lose royalties or otherwise be financially punished as a result of the Deliverable not being delivered (collectively, the "Late Payments"), Gathering may, at its sole discretion, deduct the Late Payments from Net Revenues, as a Cost of Goods Sold. Gathering must provide Developer written notification of such Late Payments and of its intent to deduct them from Net Revenues as a Cost of Good Sold. Notwithstanding anything to the contrary in this Section, Gathering and Developer may, upon mutual written agreement, consent to change the Delivery Date for a Deliverable and waive any Late Payment deductions from Net Revenues. Unless otherwise agreed to in writing by the parties hereto, in the event that Developer fails to deliver to Gathering a Deliverable on or before a date which is sixty (60) days after the Delivery Date, Gathering may, until such Deliverable is delivered, exercise its rights under Section 18.3 with respect to undelivered Deliverables. Nothing in this Section shall be interpreted to limit in any way any other rights or remedies that Gathering may otherwise have pursuant to this Agreement.

                                   ARTICLE 6
                 ADVANCE ROYALTY, ROYALTIES, SUBLICENSING FEES

6.1      Subject to the Advance Adjustment and approval by the Development
Board of Gathering, Gathering shall pay to Developer a recoupable advance royalty in the amount of [*] (the "Advance Royalty"). Upon mutual agreement of the parties hereto and subject to the aforementioned approval, the Advance Royalty may be increased to the aggregate amount of [*] or decreased to the aggregate amount of [*] (the "Advance Adjustment"); provided, however, in no event may the Advance Adjustment occur later than sixty (60) days after the execution date of this Agreement without the prior written consent of Gathering, such consent to be given at the sole and absolute discretion of Gathering. Subject to the Advance Adjustment, the Advance Royalty shall be paid to the Developer as set forth in the Development Schedule.


*Confidential portion omitted and filed separately with the commission.

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6.2      Upon commencement of distribution of the Game by or on behalf of
Gathering (whether by sale of Game Units, by Alternative Sales or otherwise, but excluding shareware), Gathering shall pay the Royalty to Developer in accordance with the following:

         (A)      Subject to Sections 6.4 and 6.5,

                  (i) with respect to all sales of Game Units made through means other than Alternative Sales, Gathering shall pay to Developer a royalty calculated in accordance with Schedule I hereto based on Net Revenues actually received by Gathering as a direct result of the selling through of the Game Units through means other than Alternative Sales (the "Standard Royalty"). The Royalty shall be retroactive with regard to all Net Revenues actually received by Gathering as a direct result of the Game Units sold through; provided, however, that with respect to any retroactive increase of Royalties due to Developer on sales of past Game Units sold through by or on behalf of Gathering (the "Retroactive Royalty Payments"), such Retroactive Royalty Payments shall be paid to Developer by Gathering at a rate of [*] per month of the aggregate amount of the total Retroactive Royalty Payment due to Developer until such time as all Retroactive Royalty Payments due to Developer are paid in full.

                  (ii) with respect to all Game Units sold via Alternative Sales, Gathering shall pay to Developer a royalty of [*] of the Net Revenues actually received by Gathering as a direct result of the selling through of the Game Units via Alternative Sales (the "Alternative Sale Royalty").

For purposes of this Agreement, the Standard Royalty together with the Alternative Sale Royalty and any royalty due to Developer pursuant to Section
11.3 collectively shall be referred to herein as "Royalty" or "Royalties".

         (B) With respect to all Game Units and other items sold through by or on behalf of Gathering pursuant to this Agreement, "Net Revenues" is defined as the total invoice amount for all Game Units (or other items) sold through, or the total license fees for all licenses of the Game (or other items) or other payments actually received by Gathering, less the Cost of Goods Sold paid on behalf of Gathering that Gathering must reimburse or actually paid or to be paid by Gathering for such Game Units (or other items). Gathering shall not accept consideration other than cash (e.g., stock, warrants or stock options) without the agreement of Developer as to the cash value of such consideration, such agreement not to be unreasonably withheld. For purposes of this Agreement, and subject to the terms of this Agreement, with respect to the Game (or other items), "Cost of Goods Sold" is defined as the aggregate costs of:

                  (i) direct manufacturing costs. Late Payments (if applicable), Manual costs and fulfillment;

                  (ii)     shipping and freight;

                  (iii)    distribution expenses in the case of Alternative
                           Sales;

                  (iv)     discounts and markdowns;

                  (v) bad credit, replacements not otherwise recovered from the Reserve Basket;


*Confidential portion omitted and filed separately with the commission.

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                  (vi)     applicable duties, value-added taxes and other taxes
                           that may be incurred by or on behalf of Gathering as a result of sale, distribution and/or placement of the Game; and

                  (vii) manufacturing license fees due to platform manufacturers (i.e., Sony, Nintendo, etc.) and related costs, if any, incurred by or on behalf of Gathering.

         (C)      With respect to determining Net Revenue pursuant to this
Section 6.2, for each Port, Platform and/or Add-On related to the Game and published by or on behalf of Gathering pursuant to this Agreement, the Net Revenues (i) from sales of Game Units made through means other than Alternative Sales and the Standard Royalty related thereto shall be cross-collateralized with respect to Game Units developed pursuant to this Agreement and sold through, by or on behalf of Gathering, for personal computer and/or Apple Macintosh systems (including Add-Ons, but not including sequels) (collectively, the "Collateralized Units"); and (ii) and the Royalty for Game Units other than the Collateralized Units shall be calculated and shall be determined independently of any other Ports, Platforms and/or Add-Ons related thereto published pursuant to this Agreement and the Net Revenues attributable thereto (collectively, the "Non-Collaterized Units"). Thus, the Net Revenues and Royalty shall start over at zero for each new Port, Platform or Add-On of a Non-Collateralized Unit that is published by or on behalf of Gathering pursuant to this Agreement when calculating the Royalty for such item.

6.3 Gathering shall be entitled to distribute [*] Game Units on a promotional basis without payment of any Royalty. Gathering will keep records of the number of Game Units so distributed and, upon written request, provide such information to Developer as part of any Royalty report.

6.4 Gathering may recoup the Advance Royalty as a credit against current Royalty payments at a rate not to exceed one hundred percent (100%) of any Royalty payment due to Developer pursuant to this Agreement.

6.5 Gathering may establish a reserve out of the Royalty payment to be paid to Developer for a calendar quarter (the "Reserve Basket"), which reserve shall be used to offset bad debts/credits, returns and replacements related to Game Unit sales or distributions for the previous calendar quarter. In no event shall the Reserve Basket exceed [*] of the Royalty otherwise due to Developer as a result of Game Units sold through during such previous calendar quarter. At the conclusion of each calendar quarter, any remaining portion of the funds in the Reserve Basket from the previous quarter's Royalties after application of funds in the Reserve Basket shall be paid to Developer by Gathering as and when the next Royalty payment is paid in accordance with Section 7.2.

6.6 Gathering shall determine the initial wholesale price at which each Game Unit shall be sold (the "Initial Wholesale Price"). Upon initial shipment of the Game and for a period of ninety (90) days thereafter, Gathering shall not discount or otherwise reduce the Initial Wholesale Price of a Game Unit without the prior written consent of Developer, such consent not to be unreasonably withheld; provided, however, that such restriction shall not apply to (i) OEM/bundling arrangements including Game Units or portions or levels thereof,
(ii) Game Units used in marketing and/or direct sales conducted by or on behalf of Gathering or (iii) Game Units distributed pursuant to Section 6.3.


*Confidential portion omitted and filed separately with the commission.

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                                   ARTICLE 7
                               PAYMENTS, REPORTS

7.1 Gathering shall keep sufficient records of all sales and promotional distributions of Game Units in order to verify the payment of Royalties due hereunder, and shall furnish Developer with a report for each calendar quarter in which such Royalties accrue no later than forty-five (45) days following the end of such calendar quarter, setting forth with reasonable specificity the number of Game Units sold through, the Net Revenues attributable thereto, and a listing of all deductions and offsets from Royalties, whether due to recoupment of the Advance Royalty or otherwise.

7.2 Royalties on each Game Unit sold shall accrue when revenues therefor are actually received by Gathering, and shall be paid quarterly to Developer in the form of a check delivered within 45 days after the end of the quarter in respect of which such royalties are due, together with each quarterly report or in such other reasonable manner as Developer may, from time to time, request. Notwithstanding anything to the contrary in this Agreement, the payment of the Retroactive Royalty Payment shall be made to Developer by Gathering as set forth in Section 6.2(A)(i).

7.3 Any past due payments to be made by either party hereunder shall bear interest from the date due until the date paid at the lesser of (i) the prime lending rate as quoted by Citibank, N.A. of New York from time to time plus [*], or (ii) the maximum rate permitted by law (the "Interest Rate").

7.4 Gathering shall maintain the records upon which each quarterly Royalty report is based for at least three (3) years from the date of such report. Developer, at its sole cost, shall have the right to have a nationally recognized independent accounting firm audit such books and records upon reasonable advance notice in writing, but in no event more than once per year, and in no event may more than one audit be performed in respect of any one quarter. All of the books and records of Gathering and the information obtained therefrom shall be held by such auditors as Confidential Information of Gathering (as defined below), and may only be disclosed to Developer in summary form identifying the amount of any under- or over-payment. In the event it is determined that Gathering has underpaid Royalties to Developer, Gathering shall promptly remit the unpaid amounts to Developer together with interest thereon at the Interest Rate. In the event it is determined that Gathering has overpaid Royalties to Developer, Developer shall promptly remit the overpaid amounts to Gathering. If Developer does not object to the contents of a quarterly report and cause its auditors to commence an audit of such report during the aforementioned three (3) year period, such report shall be deemed final and determinative for all purposes.


*Confidential portion omitted and filed separately with the commission.

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                                   ARTICLE 8
                               MARKETING EFFORTS

8.1      (A)      Gathering shall use reasonable efforts, in accordance with prevailing industry standards, to market and sell the Game and, in connection therewith, shall establish both a marketing plan (the "Marketing Plan") and a marketing budget (the "Marketing Budget") to market the Game Units for use on the personal computer Platform in the United States and Canada (including, without limitation, a market development fund for retail programs, etc.). The Marketing Budget shall not be less than [*]. The Marketing Plan shall contain, among other things, a specific timetable for expenditure of the Marketing Budget. The Marketing Plan shall be subject to the prior approval of Developer, such approval not to be unreasonably withheld. Notwithstanding anything to the contrary in this Section 8.1, the Marketing Budget shall only apply to the "Game", for purposes of Section 8.1 only, the term Game shall not include Ports, Platforms or Add-Ons. Each Port, Platform or Add-On shall have its own Development Schedule, Marketing Plan and Marketing Budget, as determined in accordance with Section 8.1 (B) and Article 10 of this Agreement.

         (B) With respect to any Add-Ons developed pursuant to Article 10, Gathering shall use reasonable efforts, in accordance with prevailing industry standards, to market and sell such items and, in connection therewith, shall establish a marketing budget for each Add-On of no less than [*], to be spent in such a manner as Gathering shall deem appropriate to market units of such items for use on the personal computer Platform in the United States and Canada; provided, however, that the general marketing plans and strategies therefor employed by or on behalf of Gathering shall have the prior approval of Developer, such approval not to be unreasonably withheld.

         (C) Notwithstanding anything to the contrary in the Agreement, with respect to different Ports of the Game developed pursuant to this Agreement, Gathering shall use reasonable efforts, in accordance with prevailing industry standard, to market and sell such Ports and, in connection therewith, shall establish a marketing budget that Gathering, in good faith, believes will enable it to appropriately market units of such Ports in the United States and Canada; provided, however, that the general marketing plans, strategies and budget for such Port(s) employed by or on behalf of Gathering shall have the prior approval of Developer, such approval not to be unreasonably withheld.

         (D) Nothing in this Agreement will prevent Gathering from marketing any other work or product, whether or not similar to or competitive with the Game, the Manual or any Derivative Works; provided, however, that such work or product does not infringe upon any intellectual property rights of Developer granted hereunder.

8.2 Gathering may sell or have sold on its behalf, Game Units alone or bundled together (i.e. with one price being charged for two or more Game Units) with other games. In the event a Game Unit is bundled with other game units, for the purpose of Alternate Sale Royalty calculation, the sales price attributable to such Game Unit shall be the product obtained by multiplying (i) the percentage that Gathering's suggested retail price of the Game Unit bears to the aggregate suggested retail price of all games in the bundle by (ii) the actual sales price of the bundle of games. (By way of example, if the suggested retail price of a Game is twenty-five percent of the suggested retail price of all games in the bundle, and the bundle is sold for $100, then $25 of such $100 shall be attributed to the Game.) Notwithstanding anything else in this Section 8.2, neither Gathering nor any person on Gathering's behalf may sell or otherwise bundle Game Units with any other games without the prior written consent of Developer, such consent not to be unreasonably withheld.


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                                   ARTICLE 9
                             INTELLECTUAL PROPERTY

9.1 Developer shall be the owner of all intellectual property rights in the Game and the deliverables related thereto created or developed by Developer, including without limitation, all copyrights, trademarks, patents, trade secrets, and other proprietary rights. The Game and the deliverables related thereto shall not be considered works made for hire under the Copyright Act. Gathering shall be the owner of all intellectual property rights in all products and materials created by Gathering, subject to any underlying rights of Developer.

9.2 Gathering shall have the right to use all of Developer's intellectual property rights in the Game and the deliverables related thereto, including without limitation, all of Developer's patents, copyrights, and trademarks, in connection with the publication, distribution, marketing, promotion, and advertising of the Game and/or the deliverables related thereto, as provided in the license granted in Section 2.2 of this Agreement; provided, however, that before Gathering uses such intellectual property rights publicly, Gathering must obtain the approval of Developer for such public use, such approval not to be unreasonably withheld. Developer further grants to Gathering the nonexclusive right to publicly use the names, images, and likenesses of any of Developer's artists in connection with the publication, distribution, marketing, promotion, and advertising of the Game and/or the deliverables related thereto. The term of the licenses and rights granted in this Section 9.2 shall be co-extensive with the term of this Agreement as defined in Article 17.

9.3 Gathering shall place on each Game Unit, packaging thereof, and the Manual, notices of all patents, copyrights, and trademarks listed on Exhibit C or otherwise provided in writing to Gathering by or on behalf of Developer on or before the projected delivery date for the Alpha Version of the Game as set forth in the Development Schedule. In the event of electronic distribution of the Game, Gathering shall place notices of all such patents, copyrights, and trademarks in a manner adequate to place third parties on notice of Developer's intellectual property rights.

9.4 Gathering shall include either in the packaging material of the Game, the Manual, and/or as a "pop-up" installation menu to be included in the Game, an end-user limited license and warranty agreement containing substantially the same terms and provisions set forth on Exhibit D hereto or as otherwise deemed necessary by Gathering and Developer. In the event of electronic distribution of the Game, Gathering shall include such end-user limited license and warranty agreement as a "pop-up" installation menu to be included in the Game.


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                                   ARTICLE 10
                        PORTS, ADD-ONS AND TRANSLATIONS

10.1     (A)      Gathering shall have the right, but not the obligation, to propose the development of a Port or Add-On for the Game for any Platform. In the event Gathering wishes to develop a Port or Add-On for the Game to any Platform, Gathering shall notify Developer in writing of its desire to create such Port or Add-On. Developer shall have fifteen (15) calendar days from receipt of such notice to elect one of the following three options: (i) disapprove of the creation of such Port or Add-On, in which event it will not be created by Developer, Gathering or any other party, (ii) elect to develop such Port or Add-On on its own, in which event the Port or Add-On shall be treated as a new Game, subject to the terms and conditions of this Agreement but with a separate Development Schedule, Marketing Plan, Marketing Budget and Advance Royalty to be negotiated in good faith between and agreed to in writing by the parties, or (iii) elect to have Gathering develop (or have developed) the Port or Add-On, in which event Gathering shall propose both a Development Schedule, Marketing Plan and Marketing Budget for such Port or Add-On and terms for recoupment of the Development expense, either by offset or adjustment to the Development Schedule or otherwise, which shall be negotiated in good faith between and agreed to in writing by Developer and Gathering (the "Subsequent Development Schedule").

         (B) In the event Developer wishes to Port the Game or create an Add-On, Developer shall notify Gathering in writing of its intent to create such Port or Add-On and Gathering shall have thirty (30) days from receipt of such notice to either (i) exercise its right to publish such Port or Add-On for the Game pursuant to the terms of this Agreement or (ii) allow Developer to publish or have published on its behalf the Port or Add-On. .

10.2 Gathering shall be responsible for creating Translations of the Game for other markets; provided, however, that Developer agrees to support (i.e. incorporate the Translation into the Game) up to seven (7) single byte Translations, upon Gathering's request, at no additional cost to Gathering; provided further, however, that Developer shall only be responsible for supporting Translations that are essential to game play and product integrity. For purposes of this Section 10.2, the term "essential to game play and product integrity" shall specifically exclude text that is used in scripting, program interfacing, cheats, game tools (i.e., level editors) and high level console commands, as the definitions of such terms are generally understood in accordance with prevailing industry standards. Developer shall have the option, but not the obligation, of supporting any additional single byte or any double byte Translations of the Game. If Developer elects not to support such additional single byte or any double byte Translations of the Game, Gathering may do so directly or have it done by a third party, and the cost of such support shall be included in the Cost of Goods Sold for Royalty calculation purposes. Notwithstanding anything else in this Section 10.2, Gathering shall undertake all reasonable and necessary configuration testing for each Translation at Gathering's sole cost. Notwithstanding anything to the contrary in this Section 10.2, in the event a Translation is undertaken for any Game, (i) Developer shall provide all reasonable and necessary access to its intellectual property and other proprietary information in order to enable such Translation to occur, including, without limitation, immediately providing to Gathering a complete copy of all source code and documentation (including source code comments, in appropriate format), then in existence; and (ii) such access shall be granted pursuant and subject to Article 12 and shall not unnecessarily compromise Developer's rights in such Game.


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10.3     In no event shall a Port or Add-On be developed pursuant to Section
10.1(A) or 10.1(B) without the prior written agreement of Developer and Gathering on (i) the terms of the Development Schedule, Marketing Plan, Marketing Budget, Advance Royalty, and Royalty rate pertaining to such Port or Add-On; and (ii) if applicable, the third party developer then selected to complete such Port or Add-On. During the development of an Add-On, Port or other product developed by a third party pursuant to this Article (a "Third Party Product"), Gathering and such third party responsible for the development of the Third Party Product shall consult with Developer during key stages of development of such product and shall include all reasonable design and technical suggestions made by Developer to such Third Party Product. Gathering shall deliver the final version of the Third Party Product to Developer for its approval prior to release thereof. Gathering may not release a Third Party Product without Developer's prior approval, such approval not to be unreasonably withheld. If Developer approves the Third Party Product, Gathering may use Developer's copyright trademarks, patents or other proprietary information on packaging, advertisements and other marketing materials as preapproved by Developer. Gathering may not incorporate any of Developer's copyrights, trademarks, patents or other proprietary information so as to create confusion that such Third Party Product originated with or is developed by Developer, but Gathering may state that the Third Party Product is an "Authorized" product of Developer and Gathering.

10.4 For purposes of this Agreement, each Port and/or Add-On shall be treated as a new and separate Game, as defined herein, subject to the terms of this Agreement; provided, however, that such item shall be subject to its own Marketing Plan, Marketing Budget and the Subsequent Development Schedule or analogous documentation as agreed to in writing by Developer and Gathering.

                                   ARTICLE 11
                 MERCHANDISE, NON-INTERACTIVE MEDIA DERIVATIVES

11.1 Gathering shall have the exclusive right and license (and right to sublicense), but not the obligation, to develop and Use hint books, strategy guides and similar materials for the Game; provided, however, that such items shall be subject to the prior approval of Developer, such approval not to be unreasonably withheld. In the event Gathering elects not to develop and sell any of such materials, Gathering shall so notify Developer in writing, in which event the rights of Gathering to publish such materials shall revert to Developer.

11.2 Subject to Article 9, other rights in merchandise (tee shirts, posters, key chains, cups, frisbees, clothing, etc.), non-interactive or linear media such as movies or videos are reserved to Developer; provided, however, that such items (i) may be developed and (A) used by or on behalf of Gathering in conjunction with the marketing, sale and distribution of the Game pursuant to this Agreement and (B) sold, pursuant to a non-exclusive, world-wide license, via direct sales; and (ii) shall meet the prior approval of Developer, such approval not to be unreasonably withheld.


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11.3     With respect to any items sold by or on behalf of Gathering pursuant to this Article 11, Gathering shall pay to Developer a royalty of [*] of the Net Revenues (as defined in Section 6(B)) actually received by Gathering as a result of the sale of such items. Notwithstanding anything to the contrary in this Agreement, no items referenced in this Article and sold by or on behalf of Gathering shall be, in any way, factored in or otherwise deemed attributable to the calculation of any Standard Royalty or Alternative Sale Royalty otherwise due to Developer pursuant to Section 6.2 of this Agreement.

                                   ARTICLE 12
                            CONFIDENTIAL INFORMATION

12.1 As used in this Agreement "Confidential Information" shall mean any and all information disclosed by Developer and Gathering, either directly or indirectly, to the other and which if written is marked as confidential or if disclosed orally or otherwise, is designated as confidential and confirmed in writing as such within thirty (30) days of such oral or other disclosure. Notwithstanding the foregoing all source code disclosed hereunder shall be deemed Confidential Information, whether marked or indicated as such.

12.2     Confidential Information shall not include any information:

         (i) That the receiving party can show by documentary evidence was known to the receiving party on or prior to the date of its disclosure to the receiving party by the disclosing party; or

         (ii) That becomes publicly known, by publication or otherwise, not due to any unauthorized act or omission of the receiving party; or

         (iii) That is subsequently disclosed by the disclosing party to any person, firm or corporation on a nonconfidential basis; or

         (iv) That the receiving party can conclusively show by documentary evidence that such information was developed independent of any access to the Confidential Information.

12.3 Confidential Information will be disclosed hereunder solely for the purpose of developing the Game and the Use of the Game Units as authorized under this Agreement.

12.4 The receiving party agrees to accept disclosure of the Confidential Information and to exercise the same degree of care to maintain the Confidential Information secret and confidential as is employed by the disclosing party to preserve and safeguard its own materials and confidential information.

12.5 Nothing contained herein shall be deemed to limit the right of Gathering to use, develop or market ideas or games similar to or competitive with the Game so long as such action taken by or on behalf of Gathering does not infringe upon any copyright, trademark or patent of Developer or use the Confidential Information of Developer without Developer's prior written consent.


*Confidential portion omitted and filed separately with the commission.

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12.6     Confidential Information shall remain the property of the disclosing party and shall not be disclosed or revealed by the receiving party or to anyone else except employees of the receiving party (or in the case of Gathering, members of its Board) who have a need to know the information in connection with development of the Game and the Use of the Game Units, and who have entered into a secrecy agreement with the receiving party under which such employees are required to keep confidential the Confidential Information of the disclosing party, and such employees shall be advised by the receiving party of the confidential nature of the information and that the information shall be treated accordingly. The receiving party shall be liable for any improper disclosure of the Confidential Information by its employees.

12.7 Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Article 12 for either party to disclose Confidential Information required to be disclosed in connection with an administrative, regulatory or judicial process or proceeding; provided, however, that prompt notice to the non-disclosing party is given of the possibility of such disclosure and that the party which may be compelled to disclose shall use reasonable good faith efforts to resist such disclosure.

                                   ARTICLE 13
                         REPRESENTATIONS AND WARRANTIES

13.1     Developer represents, warrants, covenants and agrees to Gathering that:

         (A) Except for any materials created or developed by Gathering or a third party on behalf of Gathering, the Game is the original work of Developer and/or Developer holds full right and title to the Game and the Use of the Game by or on behalf of Gathering will not infringe upon or misappropriate any goodwill, patent, copyright, trade secret, trademark, privacy or publicity or other proprietary rights of any other parties.

         (B) Developer has not granted nor shall it grant any rights to the Game or any underlying rights to any other parties that conflict with the rights granted to Gathering pursuant to this Agreement and the Rights Agreement.

         (C) None of Developer's equity holders, directors, officers, employees, consultants, contractors or agents have any rights to the Game or any element thereof that have not been assigned or licensed to Developer to the extent such rights would conflict with the rights granted to Gathering pursuant to this Agreement and the Rights Agreement.

         (D) Developer has authority to enter into and to become legally bound by this Agreement. Developer has all necessary consents to enter into this Agreement and to grant the rights and licenses granted and perform its obligations hereunder.


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         (E)      This Agreement has been duly and validly authorized by
         Developer and is a valid and binding commitment of Developer enforceable in accordance with its terms, except for the effect of bankruptcy or other laws for the protection of debtors.

         (F) Developer represents and warrants that, to the best of its knowledge there are not; and/or no negligent or intentional, act or omission by or on behalf of Developer has caused there to be, any other patents, copyrights, trademarks or other proprietary information underlying, utilized in or contained in the Game other than as set forth on Exhibit C hereto. If Developer notifies Gathering of any alleged infringement after the delivery of the Game to Gathering by or on behalf of Developer but prior to the first shipment of the Game by or on behalf of Gathering, Gathering shall have the right but not the obligation to (i) terminate this Agreement in accordance with Section 18.3, (ii) defend itself, Developer and/or the Game against any claims or procedures arising from or as a result of such alleged infringement or (iii) act otherwise in accordance with the terms and provisions of this Agreement.

         (G) Developer has no other arrangement or interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit, or impair, in any way, (i) Developer's performance of any of its covenants or duties herein set forth or (ii) Gathering's right to Use the Game.

13.2     Gathering represents and warrants to Developer as follows:

         (A) This Agreement has been duly and validly authorized by Gathering and is a valid and binding commitment of Gathering enforceable in accordance with its terms, except for the effect of bankruptcy or other laws for the protection of debtors.

         (B) Gathering as authority to enter into and to become legally bound by this Agreement. Gathering has all necessary consents to enter into this Agreement and fulfil its obligations hereunder.

                                   ARTICLE 14
                                INDEMNIFICATION

14.1 Developer shall indemnify, defend and hold harmless Gathering, and its partners, officers, employees, agents, successors and assigns ("Gathering Indemnitees") against any and all demands, claims, damages, judgments, costs, (including reasonable attorneys' fees), penalties and liabilities ("Claims") based upon, relating to, or arising out of a breach or failure of any of Developer's agreements, representations or warranties herein. Upon notice from Gathering of any such Claim being advanced or commenced, Developer agrees to adjust, settle or defend the same at Developer's sole cost; provided, however, that no such settlement or adjustment shall occur without the prior written consent of Gathering, such consent not to be unreasonably withheld. Each Gathering Indemnitee shall have the right, but not the obligation, to participate, at its own expense and by its own counsel, in the defense of any such claim, and, in such event, the parties hereto shall cooperate with each other in the defense of any such action, suit or proceeding hereunder. Developer shall not be obligated to indemnify the Gathering Indemnitees to the extent:

         (A) the Claims are based upon or relate to compliance with Gathering's designs, specifications, or instructions or incorporation of technology, text, graphics or other material provided by Gathering;


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

         (B) the Claims are based upon the Use of the Game in combination with software, hardware, data or other materials supplied by Developer (other than the combination thereof with the other programs and equipment required to enable the Game to be used as reasonably foreseeable by Developer) and but for such combination, the Game and its Use would be non-infringing;

         (C) the Claims are based upon or relate to any modification to the Game by any person or entity other than Developer and which modification was not authorized by Developer;

         (D) the Claims are based on or relate to the unreasonable continuing use of an allegedly infringing version of the Game by Gathering if such alleged infringement could have been reasonably avoided by Gathering through its Use of a different version of the Game made available to Gathering by Developer, which different version is substantially similar in form and function to the allegedly infringing Game, but which different version is non-infringing.

14.2 Gathering shall indemnify, defend and hold harmless Developer, and its officers, employees, agents, publishers, successors and assigns against any and all Claims based upon, relating to, or arising out of a breach or failure of any of Gathering's agreements, representations or warranties herein. Upon notice from Developer of any such Claim being advanced or commenced, Gathering agrees to adjust, settle or defend the same at Gathering's sole cost; provided, however, that no such settlement or adjustment may occur without the prior written consent of Developer, such consent not to be unreasonably withheld. Developer shall have the right, but not the obligation, to participate, at its own expense and by its own counsel, in the defense of any such claim, and, in such event, the parties hereto shall cooperate with each other in the defense of any such action, suit or proceeding hereunder.

14.3 Each of the agreements to defend, indemnify, or hold harmless contained in Sections 14.1 and 14.2 shall apply irrespective of whether the subject Claim is based, in whole or in part, upon the sole or contributory negligence (whether active, passive or gross), breach of contract or breach or violation of any duty imposed by any law or regulation, on the part of the beneficiary of the agreement to indemnify, except as otherwise specifically provided herein.

14.4 Should any Game, Add-On or Port become, or in Developer's reasonable opinion be likely to become, the subject of an actual or threatened claim of infringement or misappropriation of third party rights, then Gathering, upon receipt of written notice from Developer, shall postpone the release or cease further sales of the Game and Developer shall, at Developer's option and expense, perform any, or any combination, of the following: (i) procure for Gathering the right to continue to Use the Game; (ii) as is practicable, immediately replace or modify the Game so that the Game becomes non-infringing; or (iii) refund to Gathering all costs incurred by or on behalf of Gathering related directly thereto and all payments made by Gathering to Developer for such Game hereunder.


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

                                   ARTICLE 15
                       DISCLAIMER/LIMITATION OF LIABILITY

         NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE 13 HEREOF. NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER OR TO ANY OTHER PARTY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, REGARDLESS OF WHETHER THE POSSIBILITY OF SUCH DAMAGES IS FORESEEABLE.

                                   ARTICLE 16
                            THIRD PARTY INFRINGEMENT

16.1 In the event either party becomes aware of an infringement of the Game, Derivative Work or any component thereof by a third party it will promptly notify the other party in writing. Developer shall have the first right to pursue any infringement action, and Gathering hereby grants Developer the right to sue in Gathering's name. Such action shall be at Developer's sole expense. Any recovery resulting from such an action shall be paid first to recoupment of Developer's expenses with interest thereon at the Interest Rate, and thereafter shall be shared between Gathering and Developer as follows: Developer seventy percent (70%); Gathering thirty percent (30%).

16.2 In the event Developer does not elect to pursue such an infringement action, Gathering shall be entitled to do so at its sole expense with any recovery being applied first to recoupment of Gathering's expenses with interest thereon at the Interest Rate, and thereafter shared between Gathering and Developer as follows: Developer thirty percent (30%); Gathering seventy percent (70%).

                                   ARTICLE 17
                                      TERM

17.1 The term of this Agreement shall be from the date of execution through the later to occur of (i) the fifth anniversary of the date of the first shipment of any Game Units published by or on behalf of Gathering pursuant to this Agreement or (ii) the third anniversary of the first date of Shipment of any subsequent Port, Add-Ons or Translation of the Game, unless otherwise terminated as provided in Article 18.

17.2 Notwithstanding anything to the contrary in this Agreement but subject to Article 18, at the conclusion of the term of this Agreement pursuant to
Section 17.1, (i) Gathering's duties and obligations as set forth in Sections 6.2, 6.4 and 6.5 shall survive termination; and (ii) Gathering shall be entitled to complete any work in progress and sell all of its existing inventory of unsold Game Units, subject to Gathering's duties and obligations to pay Developer any Royalty pursuant to this Agreement.


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

                                   ARTICLE 18
                              DEFAULT/TERMINATION

18.1 In the event either party believes the other party is in default hereunder, such party (the "Non-defaulting Party") shall give written notice to the other party (the "Defaulting Party") setting forth with reasonable specificity the nature of the claimed default. In the event that the Defaulting Party is Gathering, Developer shall deliver such notice to each of Gathering and Take Two Interactive Software, Inc. Subject to Section 7.4, in the event the default is for payment of monies owed, the Defaulting Party shall have fifteen
(15) business days to cure such default; for any other default the Defaulting Party shall have thirty (30) days from the date of receipt of such notice to cure such default.

18.2 Subject to Section 7.4, in the event there is a bona-fide dispute between the parties as to the calculation of any sums due hereunder, neither party may exercise any of the options set forth in this Article 18 during the pendency of any proceeding to resolve such dispute; provided, however, that if the dispute involves the payment of monies and the amount alleged to be owed has been determined in accordance with Section 7.4, and exceeds [*], such amount shall be placed in an interest bearing escrow account by the party allegedly owing such amount pending resolution of the dispute pursuant to the provisions of Section 20.3 hereof.

18.3 In the event Developer is the Defaulting Party and no cure or other resolution is effected as set forth in Sections 18.1 and 18.2, upon the affirmative vote by a majority of its Board of Directors excluding a representative of Developer, Gathering shall have the following options:

         (A) If Default occurs prior to receipt by Gathering of the Gold Master of the Game as approved in writing by Gathering:

         In addition to the right to recover from Developer any damages incurred by Gathering as a result of such breach, Gathering shall have the right, but not the obligation, to terminate this Agreement and recover from Developer all of the Advance Royalty, late fees due pursuant to Section 5.3(B) and out of pocket costs, fees and expenses paid by or on behalf of Gathering in connection with the Game (including without limitation, Cost of Goods Sold, marketing and advertising expenses and related legal fees), within one hundred eighty (180) days after notification by Gathering of Developer's default and of Gathering's intent to exercise its option under this Section 18.3(A); provided, however, that in the event that prior to the termination of such one hundred eighty (180) day period, Developer or another party publishes or otherwise distributes the Game on any Port or Add-On related thereto or devised therefor, Developer shall immediately repay to Gathering prior to such publishing or distribution all amounts due but unpaid pursuant to this Section 18.3(A).


*Confidential portion omitted and filed separately with the commission.

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

         (B)      If Default occurs after receipt by Gathering of any
         Deliverables:

                  In addition to recover from Developer any damages incurred by Gathering as a result of such breach,

                  (i) Gathering shall have the right, but not the obligation, to terminate this Agreement and receive from Developer an immediate refund of any and all of the Advance Royalty that has not yet been recouped by Gathering, and all costs and expenses incurred by, on behalf of or at the direction of Gathering related to the manufacturing, marketing, distribution or sale of the Game through the date of termination. Additionally, Gathering shall be entitled to complete any work in progress and sell all of its existing inventory of unsold Game Units, subject to Gathering's duty and obligation to pay Developer any Royalty pursuant to this Agreement, with respect to such Game Units; or

                  (ii) Gathering shall have the right to continue the Use of the Game. All sales of the Game shall be subject to the Royalty set forth herein.

18.4 In addition to the right to recover any damages incurred by Developer as a result of such breach, in the event Gathering is the Defaulting Party and no cure or other resolution is effected as set forth in Sections 18.1 and 18.2, Developer shall have the following rights:

         (A) If Default occurs prior to receipt by Gathering of the Deliverables, Developer shall have the option but not the obligation to terminate this Agreement and retain any payments made by Gathering as of the date of termination.

         (B) If Default occurs after receipt by Gathering of the Deliverables, Developer shall have the right, but not the obligation, to do any or any viable combination of the following: (A) terminate this Agreement, (B) require Gathering to refrain from beginning any new or unstarted work related to the Game, (C) retain all Advance Royalties, (D) purchase from Gathering, at cost, all work in progress and (E) at Developer's option, either (x) purchase from Gathering, at cost, any existing inventory of unsold Game Units or (y) require Gathering's to sell all of its existing inventory of unsold Game Units, and pay to Developer any Royalty in accordance with the terms of this Agreement with respect to such Game Units pursuant to the terms of this Agreement.

18.5     Termination for Convenience:

         In the event that at any time prior to delivery of the Gold Master version of the Game Gathering, upon the affirmative vote by a majority of its Board of Directors, excluding any representative of Developer, in its sole and absolute discretion, determines that it does not wish to Use the Game, it may terminate this Agreement upon notice to Developer. In the event of such a termination Developer shall be entitled to (i) retain all Advance Royalties received by Developer from Gathering prior to the date of termination; and (ii) if applicable, the next unpaid portion of the Advance Royalty due to Developer on the Delivery Date immediately following the date of termination.


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

18.6     Termination of Employment of Certain Parties:

         Notwithstanding anything to the contrary in this Agreement, in the event that, prior to delivery by Developer of the Gold Master version of the Game and acceptance and approval thereof by Gathering, both Michael S. Wilson and Harry A. Miller ceased to be employed by Gathering or its General Partner, regardless of the reason for the termination of such employment, Developer shall have the right, but not the obligation, within thirty (30) days from the date that both Wilson's and Miller's employment terminates (the "Employment Termination Date") to terminate this Agreement in accordance with this Section
18.6. If Developer fails to deliver written notice to Gathering of Developer's decision to exercise its right to terminate this Agreement pursuant to this Section within thirty (30) days of the Employment Termination Date, Developer shall automatically be deemed to have chosen not to have exercised its option pursuant to this Section and such option shall automatically terminate. In the event that Developer exercises its option pursuant to this Section 18.6, within one hundred eighty (180) days after delivery of its notification of termination,
(i) Developer shall repay to Gathering all of the Advance Royalty and out-of-pocket costs, fees and expenses paid by or on behalf of Gathering in connection with the Game (including without limitation, Costs of Goods Sold, marketing and advertising expenses and related legal fees); and (ii) upon written request, Gathering shall return to Developer all Deliverables (and any copies or reproductions).

                                   ARTICLE 19
                               TECHNICAL SUPPORT

         Direct technical support for end-users shall be provided by Gathering in accordance with prevailing industry standard; provided, however, that Developer, upon written request by Gathering, shall provide reasonable and timely technical assistance to Gathering.

                                   ARTICLE 20
                                 MISCELLANEOUS

20.1 This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of each party hereto. Notwithstanding the foregoing, neither party shall assign any rights or obligations hereunder without the prior written consent of the other party.

20.2 Both parties shall keep this Agreement and all of its terms and conditions as Confidential Information.

20.3 Except for a suit seeking injunctive relief with respect to Confidential Information or infringement of intellectual property rights of a party hereto, any dispute hereunder shall be submitted to binding arbitration pursuant to the rules of the American Arbitration Association (the "AAA"), applying Texas law, without regard to choice of law provisions, with a single arbitrator appointed by AAA. Any such proceeding shall take place in Dallas, Texas.


PUBLISHING AGREEMENT - Page 25
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

20.4 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same document.

20.5 For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered by hand delivery, facsimile with overnight confirmation, reputable overnight delivery service or certified mail, return receipt requested, postage prepaid, to the address of a party as set forth on the signature page hereof, as the same may be changed upon written notice to the other party.

20.6 The expiration of this Agreement shall not impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. Without limiting the generality of the preceding sentence, the provisions of Articles 9, 12, 13, 14, 15, 16, 18 and 20 shall survive the termination of this Agreement.

20.7 Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement as stated herein.

20.8 If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable in any jurisdiction, because of a conflict with any constitution, statute, rule or public policy or for any other reason, such circumstance shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provisions herein contained unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

20.9 The headings appearing at the beginning of the several Articles contained in this Agreement have been inserted for identification and reference purposes only. Neither those headings, nor their order or placement, shall be used in the construction and interpretation of this Agreement.

20.10 This Agreement and any exhibits or addendums hereto and the Rights Agreements represent the complete, full and exclusive statement of the agreement between the parties with respect to the subject matter hereof, which supersedes all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement is superior to any and all invoices or notices or other such documentation which may be generated after execution of this Agreement. In the event any conflict arises between the stipulations of this Agreement and any other documents or writings, the terms and conditions of this Agreement, read in conjunction with the Rights Agreement, shall control.


PUBLISHING AGREEMENT - Page 26
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

20.11 This Agreement may only be changed by written amendment signed by both parties or by their duly authorized agents having authority equal to, or higher than, that of the signers of the original Agreement.

20.12 All of the rights and remedies for each of the parties set forth in this Agreement shall be cumulative and shall not interfere with or prevent the exercise of any other right or remedy which may be available to such party.

20.13 With respect to all trademark licenses granted hereunder to any party, the owner thereof shall have the right to inspect and approve the quality of any goods or services produced in accordance with or subject to the license. Such approval shall not be unreasonably withheld; provided, however, that the quality of the goods or services produced by licensee is substantially similar to the quality of the goods and services produced under the same trademark by licensor.

20.14 Unless specifically stated otherwise in the applicable Section, in each instance that Developer must give its prior consent or approval (written or otherwise) to Gathering for a certain action, event, transaction or other activity to take place, such approval or consent shall (i) not be unreasonably withheld; and (ii) automatically be deemed to have been given by Developer ten
(10) business days after Developer receives a request from or on behalf of Gathering for such approval or consent, unless Developer provides Gathering with written notification otherwise.

20.15 Developer is an independent contractor, and nothing in this Agreement will be deemed to place the parties in the relationship of employer-employee, principal-agent, partners or joint venturers. Developer will be responsible for any withholding taxes, payroll taxes, disability or other insurance payments, unemployment taxes and other similar taxes or charges on any Royalty or other payments received by Developer hereunder.



                          [Signature page to follow.]



PUBLISHING AGREEMENT - Page 27
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

         IN WITNESS WHEREOF the parties have executed this Agreement on the 29th day of March, 1999 and is deemed to be effective as of May 8, 1998.


                                        GATHERING OF DEVELOPERS I, LTD.


                                        By:  Gathering of Developers, Inc.
                                             (a Texas corporation),
                                             its general partner

                                             Address:
                                             2700 Fairmount Street
                                             Dallas, Texas 75202
                                             fax (214) 871-7934



                                             By:  /s/ Harry A. Miller
                                                  ------------------------------
                                                  Harry A. Miller, IV,
                                                  President



                                        APOGEE SOFTWARE, LTD./3D REALMS


                                        Address:
                                        3960 Broadway
                                        Garland, Texas 75043
                                        (fax) (214) 864-5540

                                        By:  Action Entertainment, Inc.,
                                             (a Texas corporation)
                                             its General Partner



                                             By:  /s/ Scott Miller
                                                  ------------------------------
                                                  Scott Miller,
                                                  Vice President


PUBLISHING AGREEMENT - Page 28
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

                                   SCHEDULE I
                                   ----------

         Pursuant to Article 6 of this Agreement, the following sets forth the Standard Royalty rate and calculation thereof for all products published by the Gathering pursuant to this Agreement:

         A. For purposes of Schedule I to this Agreement, when used herein, the following terms shall have such meaning or value as set forth below:

                  1. "Developer Royalty Rate" shall mean the rate multiple applied to Net Revenues in order to ascertain the Standard Royalty.

                  2. "Developer Royalty Rate Increments" shall be assigned the value of [*]; provided, however, that in the event that Net Revenues divided by Publisher Risk (pursuant to Section (B) hereof) is less than the integer one (1), then the Developer Royalty Rate Increment shall automatically be assigned the value of zero (0).

                  3. "Maximum Developer Royalty Rate" shall be assigned the value of [*].

                  4. "Minimum Developer Royalty Rate" shall be assigned the value of [*].

                  5. "Publisher Risk" shall mean the aggregate sum of all Advance Royalty, Advance Adjustment, Marketing Budget and, if applicable, any and all management fees, costs and expenses incurred by or on behalf of Gathering in the event that Gathering elects the remedy set forth in Section 18.3(A)(ii) of this Agreement.

         B. The following calculations shall be used to determine the Standard Royalty for all products published by Gathering pursuant to this Agreement:

                  1. Developer Royalty Rate shall be calculated by adding the Minimum Developer Royalty Rate to the product of
                           (i) Net Revenues divided by Publisher Risk (ii) then multiplied by the Developer Royalty Rate Increments; provided, however, that in the event that Net Revenues divided by Publisher Risk is less than the integer one (1), the Developer Royalty Rate Increment shall automatically be assigned the value of zero
                           (0).

                  2. Standard Royalty shall be determined by multiplying Net Revenues by Developer Royalty Rate.

                  3. Note: With respect to determining the Standard Royalty and Net Revenue pursuant to Schedule I for each Port, Platform and/or Add-on related to the Game and published by or on behalf of Gathering pursuant to this Agreement, the Net Revenue (i) from sales of Game Units made through means other than Alternative Sales and the Standard Royalty related thereto shall be cross-collateralized with respect to Game Units sold through, by or on behalf of Gathering, for personal computer and/or Apple Macintosh systems (including Add-Ons related thereto, but not sequels) (collectively the "Collateralized Units"); and (ii) and the Royalty for Game Units other than the Collateralized Units shall be calculated and shall be determined independently of any other Ports, Platforms and/or Add-Ons related thereto published pursuant to this Agreement and the Net Revenues attributable thereto. Thus, the Net Revenues and Royalty Rate related thereto start over at zero for each new Port, Platform or Add-On related thereto of a Non-Collateralized Unit that is published by or on behalf of Gathering pursuant to this Agreement when calculating the Standard Royalty for such item.


*Confidential portion omitted and filed separately with the commission.

PUBLISHING AGREEMENT - Page S-I
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

                                   EXHIBIT A
                                   ---------


                              Description of Game:
                              --------------------


                                   Max Payne


PUBLISHING AGREEMENT - Page A-I
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

                                   EXHIBIT B
                                   ---------


                       Default Game Development Schedule:
                       ----------------------------------


                                                  Delivery Date to be Delivered
Deliverable:                                      by Developer to Gathering
------------                                      -----------------------------
Alpha Version of Game

Unless otherwise agreed to in writing by          __ months after effective date hereof.
Gathering and Developer, the Alpha
Version of the Game is a complete
running software program containing all
the features of the product as described
in the script and development plan with
all software modules integrated and
working together in a usable and
testable fashion. The Alpha Version will
not include the final software theft
protection, title screen or
demonstration mode. The Alpha Version is
expected to undergo further test and
revision for design tuning and
elimination of program errors.

Developer shall also deliver
instructions necessary for normal and
competent operation of all game
features and basic permutations.
Developer shall also provide a page of
"designer's notes" outlining its views
of the game and details about the
Game's development and/or play, as
well as a brief biography appropriate
for use in the product package and
public relations.

Beta Version of Game

Unless otherwise agreed to in writing             __ months after effective date hereof.
by Gathering and Developer, the Beta
Version of the Game is the first
complete version containing all
features of the product as described
in the script and development plan
plus the inclusion of software theft
protection, the title screen,
demonstration mode and incorporation
of improvements and corrections
identified through testing of the
Alpha Version of the Game. At
Gathering's request, Developer shall
deliver to Gathering a complete copy
of the game code and any development
aids.



PUBLISHING AGREEMENT - Page B-I
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

                                                  Delivery Date to be Delivered
Deliverable:                                      by Developer to Gathering
------------                                      -----------------------------
Developer is to prepare the Beta
Version with the design goal that no
changes or corrections will be
required by Gathering, such that the
Final Version will be taken directly
from the Beta Version without further
alteration.

Gold Master of Game

Unless otherwise agreed to in writing             __ months after effective date hereof.
by Gathering and Developer, the Gold
Master of the Game is the version
which Gathering deems sufficiently
complete and correct to be released
into the final manufacturing process
in preparation for commercial release
and shipment. The Gold Master shall be
the Beta Version with incorporation of
any final improvements and correction
of any program errors found in the
testing of any and all elements of the
Beta Version.

Manual Deliverables                               __ months after effective date hereof.



PUBLISHING AGREEMENT - Page B-II
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

                                   EXHIBIT C
                                   ---------


                      Copyrights, Trademarks and Patents:
                      -----------------------------------


I. Patents, Copyrights, Trademarks or other Proprietary Information, Underlined, Utilized or Contained in the Game:

II. Patents, Copyrights, Trademarks or other Proprietary Marks Developers wishes to appear on the Game and any packaging related thereto:

         A.       Developer's logos:                                           .
                                     ------------------------------------------

         B.       Developer's name as it is to appear on product:

                                                                               .
                  -------------------------------------------------------------

         C.       Game's name as it is to appear on product:

                                                                               .
                  -------------------------------------------------------------

         D.       Game's logos as it is to appear on product, if applicable:

                                                                               .
                  -------------------------------------------------------------

         E. Other marks (including patents, trademarks, copyrights and other proprietary marks) that Developer wishes to appear on product:

                                                                               .
                  -------------------------------------------------------------


PUBLISHING AGREEMENT - Page C-I
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

                                   EXHIBIT D
                                   ---------











EXHIBIT D: Software License Agreement - Page D-I
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

                                   ATTENTION


         Here is a brief summary of certain of the terms and conditions in our Limited Software Warranty and License Agreement. You must read the full text of the agreement before using this product so that You understand all of the terms and conditions of our agreement regarding this product.

WHAT IS OKAY FOR YOU TO DO:

o Playing and enjoying the shareware and/or registered/full retail version of the game, demo and/or level editor.

o Setting up a shareware, demo, level editor and/or registered/full retail version based server on a not-for-profit and non-commercially exploited basis.

o Playing the shareware, demo and/or registered/full retail version of the game and/or setting up a registered/full retail version of the game using user-developed levels on a not-for-profit and non-commercially exploited bases.

WHAT IS NOT OKAY FOR YOU TO DO:

o You cannot sell or otherwise commercially exploit or utilize the shareware, registered/full retail version, demo or level editor in any way or sell user-developed levels and/or tools. This includes any sale, "trade in" or other transfer of the shareware, registered/full retail version, demo or level editor to any third party, including without limitation a computer game retail store.

o Commercially exploiting or otherwise utilizing any copyrighted and/or trademarked property of Gathering of Developers, the developer of the product or any other party contained in or associated with the shareware, demo, level editor or registered/full retail version, demo, single player game and/or level editor, including without limitation game names, logos, graphics, characters, etc.


Software License Agreement             II
08656 00001 DALLAS 983737v1

                LIMITED SOFTWARE WARRANTY AND LICENSE AGREEMENT

         This LIMITED SOFTWARE WARRANTY AND LICENSE AGREEMENT (this "Agreement"), including the Limited Warranty and other special provisions, is a legal agreement between You (either an individual or an entity) and Apogee Software, Ltd./3D Realms and Gathering of Developers I, Ltd., (collectively, the "Owner") regarding this software product and the materials contained therein and related thereto. Your act of downloading, installing and/or otherwise using the software constitutes Your agreement to be bound by the terms of this Agreement. If You do not agree to the terms of this Agreement cease loading or installing this product and, if applicable, promptly return the software packaging and the accompanying materials (including any hardware, manuals, other written materials and packaging) to the place You obtained them, along with Your receipt, for a full refund.

         Grant of Limited Non-Exclusive License. (A) In the event that You are currently encountering this Agreement in conjunction with or as a result of Your downloading or otherwise installing the SOFTWARE (as defined herein), this Agreement permits You to use one (1) copy of the software program(s), in executable or object code form only, contained in the registered/full retail version of the game program entitled Max Payne, as contained in the disk(s) making up all or part of the registered/full retail software product, including without limitation the data files, images, level editors, death match levels, charters and screen displays (the "SOFTWARE"), included in this download for Your personal use on a single home or portable computer. This license also permits You to use the SOFTWARE's level editor to create new game levels, weapons, characters and/or entities for non-commercial personal use, and to non-commercially distribute such game levels, weapons, characters, and/or entities to personal acquaintances for non-commercial use via the Internet pursuant to subparagraph (C) below. This license does NOT authorize You to sell, lease or otherwise profit from or commercially distribute the SOFTWARE (see "Restrictions" below). The SOFTWARE is in "use" on a computer when it is loaded into temporary memory (i.e., RAM) or installed into the permanent memory (e.g., hard disk, CD-ROM, or other storage device) of that computer. Installation on a network server is strictly prohibited, except under a special and separate network license obtained from Owner; this Agreement shall not serve as such necessary special network license. Installation on a network server constitutes "use" that must comply with the terms of this Agreement. This license is not a sale of the original SOFTWARE or any copy thereof. YOU MAY NOT SELL, RENT, "TRADE IN", BARTER, LEND OR OTHERWISE TRANSFER THE SOFTWARE AND/OR ACCOMPANYING MATERIALS TO ANY OTHER INDIVIDUAL OR ENTITY.

         (B) In the event that You are currently encountering this Agreement in conjunction with or as a result of Your downloading or otherwise installing a DEMO PRODUCT (as defined herein), this Agreement permits You to use the software program(s) included in and received solely as a result of the loaded or otherwise installed version of the demo, free standing level editor and/or shareware version of the game entitled Max Payne, as the case may be, for Your personal use (each such item referred to herein, individually as a "DEMO PRODUCT" and collectively as the "DEMO PRODUCTS"). This license also permits You to use the level editor, as contained in and received solely as a result of the downloading or other installation or utilization of such DEMO PRODUCT, to create new game levels, weapons, characters and/or entities for non-commercial personal use, and to non-commercially distribute such games levels, weapons, characters, and/or entities to personal acquaintances for non-commercial use via the Internet pursuant to subparagraph (C) below. This license does NOT authorize You to sell, lease or otherwise profit from or commercially exploit a DEMO PRODUCT (see "Restrictions" below). A DEMO PRODUCT is in "use" on a computer when it is loaded into temporary memory (i.e., RAM) or installed into the permanent memory (e.g., hard disk, CD-ROM, or other storage device) of that computer or accessed via the Internet. Installation of any DEMO PRODUCTS on a network server for profit or other commercial benefit to You or any other person is strictly prohibited, except under a special and separate network license obtained from Owner; this Agreement shall not serve as such necessary special network license. Installation on a network server constitutes "use" that must comply with the terms of this Agreement. This license is not a sale of the original DEMO PRODUCTS or any copy thereof.


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

         (C) Subject to the terms and conditions of this Agreement, Owner grants to You the non-exclusive and limited right to create additional levels (the "USER LEVELS") which are operable with the SOFTWARE. You may include within the USER LEVELS certain textures and other images (the "Owner Images") from the SOFTWARE or DEMO PRODUCT, as the case may be. You agree that the USER LEVELS will not be shipped, transferred or exported into any country in violation of the U.S. Export Administration Act (or any other law governing such matters) by You or anyone at Your direction and that You will not utilize and will not authorize anyone to utilize, in any other manner, the USER LEVELS in violation of any applicable law. The USER LEVELS may not be downloaded or otherwise exported or reexported into (or to a national or resident of) any country to which the United States has embargoed goods or to anyone or unto any country who/which are prohibited by applicable law, from receiving such property. You shall not rent, sell, lease, lend, offer on a pay-per-play basis or otherwise commercially exploit or commercially distribute any USER LEVELS. You are only permitted to distribute for free, without any cost or charge, the USER LEVELS to other end-users. As noted below, in the event You commercially distribute or commercially exploit any USER LEVELS or commit any other breach of this Agreement, Your license, as granted in this Agreement, shall automatically terminate, without notice. IN ADDITION TO YOUR INDEMNIFICATION OBLIGATIONS AS SET FORTH BELOW, YOU HEREBY AGREE TO INDEMNIFY, DEFEND AND HOLD HARMLESS OWNER AND OWNER'S RESPECTIVE OFFICERS, EMPLOYEES, DIRECTORS, AGENTS, LICENSEES (EXCLUDING YOU), SUBLICENSEES (EXCLUDING YOU), SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL DIRECT AND/OR INDIRECT LOSSES, LAWSUITS, DAMAGES, CAUSES OF ACTIONS AND CLAIMS RELATING TO AND/OR ARISING FROM THE USER LEVELS AND/OR THE DISTRIBUTION OR OTHER USE OF ANY USER LEVELS.

         Intellectual Property Ownership. Owner retains all right, title and interest to the SOFTWARE and/or DEMO PRODUCTS and any accompanying instructions or other documentation (collectively, the "ACCOMPANYING MATERIALS"), including, but not limited to, all copyrights, trademarks, trade secrets, trade names, proprietary rights, patents, titles, computer codes, audiovisual effects, themes, characters, character names, stories, dialog, settings, artwork, sounds effects, musical works, and moral rights. The SOFTWARE, DEMO PRODUCTS and ACCOMPANYING MATERIALS are protected by United States copyright law and applicable copyright laws and treaties throughout the World. All rights are reserved. The SOFTWARE and ACCOMPANYING MATERIALS may not be copied or reproduced in any manner or medium, in whole or in part, without prior written consent from Owner except as specifically provided under "Grant of Limited Non-Exclusive License"' above. Any persons copying or reproducing all or any portion of the SOFTWARE or ACCOMPANYING MATERIALS, except as specifically provided under "Grant of Limited Non-Exclusive License" above, in any manner or medium, will be willfully violating the copyright laws and may be subject to civil or criminal penalties. THE SOFTWARE AND/OR THE ACCOMPANYING MATERIALS MAY NOT BE SOLD, RENTED, LOANED, "TRADED IN," BARTER, OR OTHERWISE TRANSFERRED TO ANY OTHER INDIVIDUAL OR ENTITY.

         SOFTWARE Backup or Archiving. After You install the SOFTWARE into the permanent memory of a computer, You may keep and use the original disk(s) and/or CD-ROM (the "Storage Media") only for backup or archival purposes. You are expressly prohibited from transmitting the SOFTWARE or ACCOMPANYING MATERIALS electronically or otherwise over the Internet or through any other media or to any other party.


Software License Agreement             IV
08656 00001 DALLAS 983737v1

         Restrictions. Other than as provided specifically in this Agreement, You are not permitted to copy or otherwise reproduce the SOFTWARE or ACCOMPANYING MATERIALS; modify or prepare derivative copies based on the SOFTWARE or ACCOMPANYING MATERIALS; distribute copies of the SOFTWARE or ACCOMPANYING MATERIALS by sale or other transfer of ownership; rent, lease, or lend the SOFTWARE, DEMO PRODUCTS or ACCOMPANYING MATERIALS; or to display the SOFTWARE or ACCOMPANYING MATERIALS publicly. You are expressly prohibited from selling, leasing, charging for access to, or otherwise using for profit or commercially exploiting any USER LEVELS, level packs, add-on packs, sequels, characters or other components or items created by utilization of the SOFTWARE's or DEMO PRODUCT's level editor and/or based upon or related to the SOFTWARE, DEMO PRODUCT or ACCOMPANYING MATERIALS. YOU ARE NOT PERMITTED TO REVERSE ENGINEER, DECOMPILE OR DISASSEMBLE THE SOFTWARE OR ANY DEMO PRODUCT IN ANY WAY. Any copying or distribution of the SOFTWARE or ACCOMPANYING MATERIALS not specifically allowed in this Agreement is a violation of this Agreement. You may create USER LEVELS for the SOFTWARE or any DEMO PRODUCT; provided, however, that such USER LEVELS are created in accordance with the non-exclusive license set forth above and no USER LEVELS may be sold or otherwise commercially exploited, whether by You or by any other person or entity, but You may exchange USER LEVELS at no charge with other end-users.

         Limited Warranty and Warranty Disclaimers.
         -----------------------------------------

         LIMITED WARRANTY. Owner warrants that the original Storage Media holding the SOFTWARE is free from defects in materials and workmanship under normal use and service for a period of ninety (90) days from the date that You downloaded the SOFTWARE. If for any reason You find defects in the Storage Media, or if You are unable to install the SOFTWARE on Your home or portable computer, You may return the SOFTWARE, ACCOMPANYING MATERIALS and all packaging related thereto to the place you purchased such products for a full refund or replacement thereof. This limited warranty does not apply if You have damaged the SOFTWARE by accident or abuse.

         CUSTOMER'S REMEDY. Your exclusive remedies, and the entire liability of Owner, shall be replacement of the SOFTWARE or DEMO PRODUCT, as the case may be. By downloading, installing and/or otherwise using the SOFTWARE, DEMO PRODUCT or ACCOMPANYING MATERIALS, as the case may be, You hereby agree to waive any and all other remedies You may have at law or in equity. Any such remedies You may not waive as a matter of public policy, You hereby assign, or shall assign as they become available, over to Owner.

         NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, WITH RESPECT TO THE DEMO PRODUCTS, OWNER MAKES NO REPRESENTATIONS OR WARRANTIES (EXPRESS, IMPLIED OR OTHERWISE), INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR NON-INFRINGEMENT. THE DEMO PRODUCTS ARE PROVIDED GRATUITOUSLY TO YOU "AS IS" AND YOU TAKE, INSTALL, LOAD OR OTHERWISE USE SUCH DEMO PRODUCTS AT YOU OWN RISK. OWNER HAS NO LIABILITIES ARISING FROM OR RELATED TO YOUR USE OF ANY DEMO PRODUCTS.

         WARRANTY DISCLAIMERS. EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH ABOVE, OWNER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, CONCERNING THE PRODUCTS REFERENCED HEREIN OR ANY COMPONENT PART THEREOF. ANY IMPLIED WARRANTIES THAT MAY BE IMPOSED BY APPLICABLE LAW ARE LIMITED IN ALL RESPECTS TO THE FULLEST EXTENT ALLOWED AND TO THE DURATION OF THE LIMITED WARRANTY. OWNER DOES NOT REPRESENT, WARRANT OR GUARANTEE THE QUALITY OR THE PERFORMANCE OF THE SOFTWARE, DEMO PRODUCTS OR ACCOMPANYING MATERIALS OTHER THAN AS SET FORTH IN THE ABOVE LIMITED WARRANTY. OWNER ALSO DOES NOT REPRESENT, WARRANT OR GUARANTEE THAT THE SOFTWARE, DEMO PRODUCTS OR ACCOMPANYING MATERIALS CAPABILITIES WILL MEET YOUR NEEDS OR THAT THE SOFTWARE OR DEMO PRODUCTS WILL CONTINUOUSLY OPERATE, BE ERROR FREE, OR THAT PROBLEMS WILL BE CORRECTED. OWNER DOES NOT REPRESENT THAT THE SOFTWARE OR DEMO PRODUCTS WILL OPERATE IN A MULTI-USER ENVIRONMENT.


Software License Agreement             V
08656 00001 DALLAS 983737v1

         NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY OWNER, ITS DEALERS, DISTRIBUTORS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONTRACTORS OR AFFILIATES SHALL CREATE ANY OTHER WARRANTY OR EXTEND OR EXPAND THE SCOPE OF THIS WARRANTY. YOU MAY NOT RELY ON ANY SUCH INFORMATION OR ADVICE.

         SOME STATES DO NOT ALLOW LIMITATIONS ON HOW LONG AN IMPLIED WARRANTY LASTS, SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU. THIS LIMITED WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS AND YOU MAY ALSO HAVE OTHER RIGHTS WHICH MAY VARY FROM STATE TO STATE.

         LIABILITY LIMITATION. To the maximum extent permitted by applicable law, and regardless of whether any remedy set forth herein fails of its essential purpose,

         IN NO EVENT WILL OWNER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, LICENSES (EXCLUDING YOU), SUBLICENSEES (EXCLUDING YOU) OR AFFILIATES NOR ANYONE ELSE INVOLVED IN THE DEVELOPMENT, MANUFACTURE OR DISTRIBUTION OF THE SOFTWARE, THE DEMO PRODUCTS, THE ACCOMPANYING MATERIALS OR THE USER LEVELS (OTHER THAN
YOU) BE LIABLE FOR ANY DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DIRECT OR INDIRECT; INCIDENTAL; OR CONSEQUENTIAL DAMAGES FOR PERSONAL INJURY, PERSONAL PROPERTY, LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, LOSS OF TEXT OR DATA STORED IN OR USED WITH SUCH PRODUCT INCLUDING THE COST OF RECOVERING OR REPRODUCING THE TEXT OR DATA, OR ANY OTHER PECUNIARY LOSS, ARISING FROM OR OUT OF THE USE OR INABILITY TO USE THIS SOFTWARE, THE DEMO PRODUCTS OR ANY USER LEVELS. THIS LIABILITY LIMITATION APPLIES EVEN IF YOU OR ANYONE ELSE HAS ADVISED OWNER OR ANY OF ITS AUTHORIZED REPRESENTATIVES OF THE POSSIBILITY OF SUCH DAMAGES. EVEN IF SUCH IS CAUSED BY, ARISES OUT OF OR RESULTS FROM THE ORDINARY, STRICT, SOLE OR CONTRIBUTORY NEGLIGENCE OF OWNER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONTRACTORS OR AFFILIATES. SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO YOU.

         Product Support and Updates. This SOFTWARE is intended to be user-friendly and limited product support is provided by Owner as specified in the ACCOMPANYING MATERIALS.

         Jurisdiction. TEXAS LAWS GOVERN THIS AGREEMENT, REGARDLESS OF SUCH STATE'S CHOICE OF LAW PRINCIPLES, WITH A FORUM AND VENUE OF DALLAS COUNTY, TEXAS. This Agreement may be modified only by a written instrument specifying the modification and executed by both parties. In the event that any provision of this Agreement shall be held to be unenforceable, such provision shall be enforced to the greatest possible extent, with the other provisions of this Agreement to remain in full force and effect.


Software License Agreement             VI
08656 00001 DALLAS 983737v1

         Entire Agreement. This Agreement represents the entire agreement between the parties, and supersedes any oral or written communications, proposals or prior agreements between the parties or any dealers, distributors, agents or employees.

         U.S. Government Restricted Rights. Each of the SOFTWARE, DEMO PRODUCTS and the ACCOMPANYING MATERIALS is provided with RESTRICTED RIGHTS (as found in 48 C.F.R. ss. 52.227-7013). This provision only applies if the U.S. Government or any of its entities obtains the SOFTWARE or DEMO PRODUCTS either directly or indirectly. Owner created the SOFTWARE, DEMO PRODUCTS and the ACCOMPANYING MATERIALS exclusively with private funds. Additionally, information contained in the SOFTWARE, DEMO PRODUCTS and the ACCOMPANYING MATERIALS is a trade secret of Owner for all purposes of the Freedom of Information Act or otherwise. Furthermore, the SOFTWARE and the DEMO PRODUCTS are "commercial computer software" subject to limited use as set forth in any contract that may be entered into between the seller and the governmental entity. Owner owns, in all respects, the proprietary information and proprietary data found in the SOFTWARE, DEMO PRODUCTS and the ACCOMPANYING MATERIALS.

         U.S. DEPARTMENT OF DEFENSE PERSONNEL. Owner only sells this SOFTWARE, DEMO PRODUCTS and the ACCOMPANYING MATERIALS with "Restricted Rights" as defined in DFARS 52.227-7013 (also found at 48 C.F.R. ss. 252.227-7013). Any U.S.
Government use, duplication, or disclosure is subject to the restrictions including, but not limited to those found in the Rights in Technological Data clause at DFARS 52.227-7013 (48 C.F.R. ss. 252.227-7013) that may be amended from time to time.

         NON-DEPARTMENT OF DEFENSE PERSONNEL. Other governmental personnel are on notice through this Agreement that any use of the SOFTWARE, DEMO PRODUCTS and/or the ACCOMPANYING MATERIALS is subject to similar limitations as those stated above, including but not limited to, those stated in Commercial Computer Software -- Restricted Rights found in 48 C.F.R. ss. 52.227-19, that may also be amended from time to time. Manufacturer is Owner at the location listed below.

         U.S. Export Laws Prohibitions. By downloading, installing or otherwise using the SOFTWARE, DEMO PRODUCTS and/or ACCOMPANYING MATERIALS, You also agree and confirm that the SOFTWARE, DEMO PRODUCTS and/or ACCOMPANYING MATERIALS and any of the SOFTWARE's or DEMO PRODUCTS' direct products are not being and will not be transported, exported or re-exported (directly or indirectly through the Internet or otherwise) into (or to a national or resident of) any country forbidden to receive such SOFTWARE, DEMO PRODUCTS and/or ACCOMPANYING MATERIALS by any U.S. export laws or accompanying regulations or otherwise violate such laws or regulations, that may be amended from time to time. You also agree and confirm that the SOFTWARE, DEMO PRODUCTS and ACCOMPANYING MATERIALS will not be used for any purpose that may be restricted by the same laws and regulations.

         Termination. This Agreement is valid until terminated. This Agreement ceases automatically (without any form of notice) if You do not comply with any Agreement provision. You can also end this Agreement by destroying the SOFTWARE and ACCOMPANYING MATERIALS or DEMO PRODUCTS, as the case may be, and all copies and reproductions of the SOFTWARE and ACCOMPANYING MATERIALS or DEMO PRODUCTS, as the case may be, and deleting and permanently purging the SOFTWARE or DEMO PRODUCTS, as the case may be, from any client server or computer on which it has been installed.


Software License Agreement            VII
08656 00001 DALLAS 983737v1

         Equitable Remedies You hereby agree that if the terms of this Agreement are not specifically enforced, Owner will be irreparably damaged, and therefore You agree that Owner shall be entitled, without bond, other security, proof of damages, to appropriate equitable remedies with respect any breach(es) of this Agreement, in addition to any other available remedies.

         Owner If You have any questions regarding this Agreement, the enclosed materials, or otherwise, please contact in writing:

               Gathering of Developers
               2700 Fairmount Street
               Dallas, Texas 75201
               Attn: Customer Service

Max Payne, ________________________ [game logo], Apogee Software, Ltd./3D Realms and _______________________ [Developer logo] are trademarks of Apogee Software, Ltd./3D Realms, Copyright(C) 199_ _________________________. All Rights
Reserved.

Gathering of Developers and godgames are trademarks of Gathering of Developers, Inc. Copyright(C) 1998 Gathering of Developers I, Ltd. All Rights Reserved.

Microsoft and Windows 95, Windows 98 and Windows NT are registered trademarks of Microsoft Corporation. All other trademarks and trade names are properties of their respective owners.

U.S. Government Restricted Rights
Manufactured in the U.S.A.








Software License Agreement            VIII
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